Exhibit 5.4

K&L GATES LLP K&L GATES CENTER 210 SIXTH AVENUE PITTSBURGH, PA 15222-2613 T 412.355.6500 F 412.355.6501 klgates.com

July 10, 2013

EarthLink, Inc.

1375 Peachtree Street

Atlanta, Georgia 30309

Conversent Communications of Pennsylvania, LLC

 7037 Old Madison Pike

Huntsville, Alabama 35806

Re:                             EarthLink, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Conversent Communications of Pennsylvania, LLC, a Pennsylvania limited liability company (the “Specified Entity”), in connection with the guaranty by the Specified Entity of the Exchange Notes (as defined below). The Specified Entity is one of several guarantors (such guarantors, including the Specified Entity, are hereinafter collectively referred to as the “Subsidiary Guarantors”) described in the registration statement on Form S-4 filed by EarthLink, Inc., a Delaware corporation (the “Parent”) on the date hereof (the “Registration Statement”), relating to the proposed issuance and exchange (the “Exchange Offer”) of up to $300,000,000 aggregate principal amount of the outstanding 7.375% senior secured notes due 2020 (the “Old Notes”) issued by Parent and the related guarantees for (i) an equal principal amount of 7.375% senior secured notes due 2020 (the “Exchange Notes”) to be issued by Parent and (ii) the related guarantees of the Subsidiary Guarantors pursuant to the Indenture (as defined below), in each case registered under the Securities Act of 1933, as amended (the “Securities Act”).  We understand that the Exchange Notes will be identical in all material respects to the Old Notes except that the Exchange Notes will be registered under the Securities Act.  We also understand that Parent will issue the Exchange Notes under the same Indenture, dated as of May 29, 2013, (the “Indenture”) by and among Parent, the Subsidiary Guarantors party thereto, and Regions Bank, as trustee (the “Trustee”), and that the Exchange Notes will be treated under the Indenture as a single class with any Old Notes remaining outstanding upon the completion of the Exchange Offer. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture.  This opinion letter has been prepared and should be understood in accordance with the Legal Opinion Principles, 53 Bus. Law. 831 (1998) (the “ABA Report”), and Third Party “Closing” Opinions: A Report of the TriBar Opinion Committee, 53 Bus. Law. 592 (1998). This opinion letter is being delivered with the consent of the Specified Entity.

           In connection with rendering the opinions referred to below, we have examined an executed copy of the Indenture.  We have also examined the Specified Entity’s Certificate of

Organization, as amended, and Amended and Restated Limited Liability Operating Agreement dated as of June 30, 2006 (collectively, the “Organizational Documents”).

           We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also examined and relied on a certificate of an officer of the Specified Entity (the “Fact Certificate”).

For the purposes of this opinion letter we have assumed that:

(a)                                 each document submitted to us is accurate and complete, each such document that is an original is authentic, all signatures on each such document are genuine, each individual executing any such document has the legal competence to do so, and each such document that is a copy or facsimile conforms to an authentic original;

(b)                                 each certificate or other document issued by a public authority is accurate, complete and authentic as of the date of this opinion letter, and all official public records (including their proper indexing and filing) are accurate and complete; and

(c)                                  no changes in the facts certified in the Fact Certificate have occurred or will occur after the date of the Fact Certificate.

                We have not verified any of the foregoing assumptions.

           The opinions expressed in this opinion letter are limited to the law of the Commonwealth of Pennsylvania.  We are not opining on federal law or the law of any county, municipality or other political subdivision or local governmental agency or authority. Except as expressly set forth in this opinion letter, we are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, antitrust, pension, employee benefit, environmental, insurance, labor, health and safety, commodities and securities laws.

           Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

           1.             The Specified Entity is a limited liability company duly existing and subsisting under the laws of the Commonwealth of Pennsylvania.

           2.             The Specified Entity has the limited liability company power to guarantee the Exchange Notes pursuant to the terms of the Indenture and to execute and deliver the Indenture and perform its obligations under the Indenture.

           3.             The Specified Entity has, by all necessary limited liability company action, duly authorized the guarantee of the Exchange Notes pursuant to the terms of the Indenture and the execution, delivery and performance of the Indenture.

           4.             The Specified Entity has executed and delivered the Indenture.

                We are furnishing this opinion letter solely in connection with the Registration Statement.  The foregoing opinions are rendered as of the date of this opinion letter, except as otherwise indicated.  We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

           We hereby consent to the reliance by Troutman Sanders LLP on the opinions expressed herein.  Additionally, we hereby consent to the filing of copies of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”, but in giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

Yours truly,

/s/K&L Gates LLP